                              EMPLOYMENT AGREEMENT

                                       FOR

                                 LOUIS J. PETRA



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                                TABLE OF CONTENTS

                                                                         PAGE

1. EMPLOYMENT.                                                              2

2. SERVICES.                                                                3

3. COMPENSATION AND BENEFITS.                                               3

4. TERMINATION OF EMPLOYMENT.                                               9

5. CONFIDENTIAL INFORMATION AND NON-SOLICITATION.                          18

6. RETURN OF DOCUMENTS.                                                    19

7. NONCOMPETE.                                                             20

8. REMEDIES.                                                               21

9. SUCCESSORS AND ASSIGNS.                                                 21

10. TIMING OF AND NO DUPLICATION OF PAYMENTS.                              22

11. MODIFICATION OR WAIVER.                                                23

12. NOTICES.                                                               24

13. EXECUTIVE REPRESENTATION.                                              24

14. TAX LIABILITY.                                                         24

15. GOVERNING LAW AND RESOLUTION OF DISPUTES.                              24

16. SEVERABILITY.                                                          25

17. COUNTERPARTS.                                                          25

18. HEADINGS.                                                              26

19. ENTIRE AGREEMENT.                                                      26

20. SURVIVAL OF AGREEMENTS.                                                26

                              EMPLOYMENT AGREEMENT
                              --------------------

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of September 2, 1997 by and between Louis J. Petra, an individual residing at 4 Pembroke Drive, North Massapequa, New York 11758 ("Executive"), and Philips International Realty Corp., a Maryland corporation with offices at c/o Philips International, 417 Fifth Avenue, New York, New York 10016 ("New Reit").

                                    RECITALS

        WHEREAS, as set forth in the Contribution and Exchange Agreement by and between the Property Partnerships (as defined therein), National Properties Investment Trust, a Massachusetts business trust ("National"), Philips International Realty, L.P., a Delaware limited partnership ("PRLP") and New Reit dated August 11, 1997, the Property Partnerships, National and PRLP have determined that it is in the best interests of the parties' long term strategic growth to combine their respective properties and related assets;

        WHEREAS, in order to effectuate this combination, the Property Partnerships and National have agreed to contribute certain properties and other assets located throughout the States of New York, New Jersey, Connecticut, Massachusetts and Florida and owned or controlled by the Property Partnerships or National (the "Property") to New Reit and New Reit has agreed to contribute such Property to PRLP in exchange for a general partnership interest therein, all as of the closing (the "Closing");


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        WHEREAS, it is anticipated that the Closing shall occur and New Reit shall begin operations in December 1997; and

        WHEREAS, it is anticipated that New Reit will raise $100,000,000 in equity on or before June 1, 1998, through the initial sale to the public of its Common Stock par value $.01 per share (the "New Reit Common Stock") for cash, with such level, timing and manner of equity raise collectively considered for purposes of this Agreement to constitute and hereinafter are referred to as, the initial public offering (the "IPO"); and

        WHEREAS, New Reit desires to employ Executive, and Executive desires to be employed by New Reit, pursuant to the terms set forth herein.

        NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree as follows:

        1.     Employment.


               New Reit hereby agrees to employ Executive, and Executive hereby agrees to be employed by New Reit, on a full-time basis for a term commencing September 2, 1997 and expiring on December 31, 2002, unless this Agreement shall be either (i) extended thereafter by mutual agreement of the parties, or (ii) terminated earlier pursuant to the terms hereof. The term of this Agreement during which Executive shall be employed on a full-time basis is referred to herein as the "Employment Period."


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        2.     Services.

               During the Employment Period, Executive shall hold the position of President and shall serve as a member of the Board of Directors of New Reit (the "Board"). Executive shall devote his best efforts and substantially all of his business time, skill and attention to the business of New Reit, and shall perform such duties and have such powers as are customarily performed by similar executive officers and/or as set forth on Exhibit A, and as may be more specifically enumerated from time to time by the Board or the Executive Committee of the Board, if any; provided, however, that the foregoing is not intended to preclude Executive from (a) owning and managing personal investments, including real estate investments, subject to the restrictions set forth in Paragraph 7 hereof or (b) engaging in charitable activities and community affairs, provided that the performance of these activities referred to in clauses (a) and (b) does not prevent Executive from devoting substantially all of his business time to New Reit.

               Executive shall be based in New York, New York, subject to reasonable travel requirements.

        3.     Compensation and Benefits.

               During the Employment Period, New Reit shall pay Executive the following annual base salary which shall be payable in accordance with New Reit's normal payroll practices ("Annual Base Salary): $175,000 beginning September 2, 1997 through December 31, 2000; $200,000 beginning on January 1, 2001 through December 31, 2001; and $225,000 beginning on January 1, 2002 through December 31, 2002 and thereafter, if applicable, as may be mutually agreed by the parties.


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               Executive shall be eligible to participate in the annual bonus program for key executives pursuant to which Executive shall receive a bonus based upon a formula and subject to certain performance goals having been achieved, with such formula and performance goals to be determined by the Board, in its sole discretion, and provided to Executive by the end of the first quarter of each year. It is anticipated, but not guaranteed, that the bonus program hurdle will be a fifteen (15%) percent year-to-year increase in the Funds from Operations of New Reit.

               New Reit shall deduct and withhold from compensation payments all social security and other federal, state and local taxes and charges in the minimum amounts (or such greater amounts as the Executive may from time to time request) which currently are or which hereafter may be required by law to be so deducted and withheld, including withholding pursuant to bonus withholding rates, as applicable. In addition to the compensation specified above, Executive shall be entitled to the following benefits:

               (a) health and hospitalization (family), life insurance, disability, business travel accident, paid vacation and any other compensated absences and any other plans made generally available to other similarly situated executive officers of New Reit; provided, however that during the months of August, 1997 through February, 1998 (or such later month during which Executive first becomes eligible for enrollment in New Reit's health and hospitalization programs), Executive shall be reimbursed for the cost of his COBRA premium;

               (b)    a $500 monthly reimbursement for local travel expenses;
                      and

               (c) reimbursement for substantiated reasonable business expenses including out-of-town travel expenses incurred by Executive in furtherance of the interests of New Reit.

In addition, the Board, in its sole discretion, may (i) grant Executive restricted share awards and options to purchase shares of New Reit Common Stock, in addition to the


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Options discussed hereinafter and (ii) offer Executive participation in any other bonus, stock based compensation or other executive compensation plans or programs made generally available to executives of New Reit.

               As further consideration for Executive agreeing to serve as President and entering into this Agreement upon the terms set forth herein, including, without limitation, the terms relating to non-competition set forth in Paragraph 7 below, New Reit shall:

               (d) at the Closing, issue to Executive options to purchase 40,000 shares of Common Stock pursuant to the New Reit 1997 Stock Option and Long-Term Incentive Plan (the "Plan") which Plan will be adopted by New Reit and approved by shareholders concurrently with the Closing) at an exercise price equal to $50 per share of Common Stock which is the price of Common Stock at the Closing (the "Options") provided, however, that after taking into account the Options and any adjustment in the number or exercise price of such Options which may occur as a result of the IPO with respect to the underlying shares of Common Stock, upon the consummation of the IPO, Executive shall have an option to purchase at least 100,000 shares of New Reit Common Stock at an exercise price equal to the price to the public for shares of New Reit Common Stock sold in the IPO. Executive's Options shall be evidenced by an option grant agreement dated as of the date of the Closing which agreement shall include, but not be limited to, the following provisions: vesting, subject to Executive's continued employment with New Reit and the provisions of Paragraphs 4(c), 4(e) and 4(f) below, over a five (5) year period with twenty-five (25%) percent of the Options vesting on each of December 31, 1999, December 31, 2000, December 31, 2001 and December 31, 2002 (unless vesting is otherwise accelerated pursuant to the terms and conditions of this Agreement or the option grant agreement); non-transferability and anti-dilution provisions; and, provisions relating to the use of the Options together with the underlying stock to collateralize any funds necessary for exercise; and

               (e) concurrently with the IPO or as soon as practicable thereafter, loan on a non-recourse basis to Executive $1,000,000 (the "Stock Acquisition Loan"), with the loan proceeds to be used by Executive simultaneously to purchase as many newly issued shares of New


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                      Reit Common Stock, at the price to the public for shares
                      of New Reit Common Stock sold in the IPO, as such Stock Acquisition Loan amount will permit. Interest shall accrue on the Stock Acquisition Loan at six (6%) percent per annum and shall be payable, on the outstanding balance thereof from time to time, quarterly in arrears. Dividends on the New Reit Common Stock acquired by Executive, subject to reduction for interest repayment (interest payments shall first be made by the withholding of dividends), shall be payable to Executive at such times and in such amounts as may generally be declared by the Board with respect to all shares of New Reit Common Stock then outstanding without regard to whether the Stock Acquisition Loan has been repaid or forgiven and shall not serve as collateral. The Stock Acquisition Loan is being granted and secured pursuant to the terms and conditions of this Agreement, with the New Reit Common Stock purchased with the proceeds of the Stock Acquisition Loan and a Secured Non-Recourse Promissory Note and Stock Pledge Agreement evidencing and securing such Stock Acquisition Loan as executed between New Reit and Executive. In the event of a conflict between the aforementioned documents and this Agreement, the terms of this Agreement shall control.

                      Notwithstanding any other provision of this Section 3(e), in the event a tax is imposed on Executive with respect to the principal of the Stock Acquisition Loan including, without limitation, any tax liability which may arise with respect to the forgiveness in whole or in part of the Stock Acquisition Loan, Executive shall be entitled to sell shares of New Reit Common Stock which otherwise secure the Stock Acquisition Loan in an amount necessary to satisfy such tax liability or in such greater amount as Executive in his sole discretion desires to sell (with excess proceeds, if any, to be held by New Reit as security for the Stock Acquisition Loan and invested, with such earnings to be credited to Executive). Proceeds in excess of Executive's tax liability and Collateral Value (defined below) shall be released to Executive. The Secured Non-Recourse Promissory Note and the Stock Pledge Agreement shall reflect this right of Executive. It is the intention of the parties that New Reit Common Stock purchased with the Stock Acquisition Loan constitute the sole asset of Executive from which Executive's tax liability shall be paid, and in recognition of this intent, New Reit shall assist Executive in any manner Executive reasonably requests to effectuate such sale.

                      Executive shall be entitled to direct that the shares of New Reit Common Stock or cash, if applicable, held as collateral for the Stock Acquisition Loan shall be used to satisfy the amount owed


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                      with respect to such loan on or after notice of his
                      termination of employment. In the event the Executive's employment terminates for any reason other than Cause (as defined in Section 4(g) below), and Executive incurs cancellation of indebtedness income with respect to the principal amount due on such loan as a result of such directed sale, New Reit shall pay Executive an amount on an after-tax basis equal to the tax liability incurred by Executive as a result of such cancellation of indebtedness income and such payment.

                      It is the intention of the parties that the dividends received by Executive on the New Reit Common Stock purchased with the proceeds of the Stock Acquisition Loan will equal or exceed the interest payable thereon. Accordingly, New Reit hereby agrees to timely pay Executive such additional cash compensation as may be necessary for Executive to maintain cash neutrality, giving appropriate consideration to the taxability of any such additional cash compensation, should the timing and/or amount of dividends received by the Executive be insufficient to fund interest payable on the Stock Acquisition Loan.

                      The Stock Acquisition Loan shall be forgiven as follows: subject to the provisions of either Paragraph 4(e) or 4(f) below, $500,000 of the principal shall be forgiven on December 31, 2000 provided Executive is employed by New Reit on the day immediately preceding that date, and the other $500,000 of the principal shall be forgiven ratably pursuant to the provisions of Paragraph 4(c) below, and subject to the provisions of Paragraph 4(f) below, with the entire outstanding balance forgiven as of December 31, 2002 (the "Forgiven Amount") provided Executive is employed by New Reit on the day immediately preceding that date.

                      The Stock Acquisition Loan shall be initially secured by the shares of New Reit Common Stock purchased by Executive from New Reit with the proceeds of the Stock Acquisition Loan. On December 31, 2000, the outstanding balance of the Stock Acquisition Loan shall be secured only by shares of New Reit Common Stock having a ten (10) day Fair Market Value of one hundred twenty-five (125%) percent of the outstanding principal amount of the Stock Acquisition Loan. On December 31, 2000 ( the "Determination Date"), New Reit shall determine the aggregate Fair Market Value of the collateral (the "Collateral Value") being held by averaging the Fair Market Value for the ten (10) business days immediately preceding the Determination Date (the "Ten Day Fair Market Value"). If on such Determination Date the Collateral Value exceeds one hundred twenty-five (125%) percent of the outstanding balance of


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                      the Stock Acquisition Loan on such Determination Date
                      after giving effect to any loan forgiveness, as applicable (the "Secured Loan Amount "), New Reit shall automatically release to Executive such portion of the collateral the aggregate Ten Day Fair Market Value of which equals the Collateral Value less the Secured Loan Amount, free and clear of any and all encumbrances under the Stock Pledge Agreement.


                      Executive shall be required to execute the aforementioned Stock Pledge Agreement and Secured Non-Recourse Promissory Note. New Reit shall then issue shares of New Reit Common Stock to Executive in exchange for the Stock Acquisition Loan. New Reit shall, upon receipt from Executive of the Stock Pledge Agreement and Secured Non-Recourse Promissory Note for New Reit Common Stock purchased with the proceeds of the Stock Acquisition Loan, make prompt delivery of the certificates evidencing ownership of the shares of New Reit Common Stock to Executive, subject to any requirements set forth in the Stock Pledge Agreement; provided, however, that if any law or regulation requires New Reit to take any action with respect to such shares prior to the delivery thereof, then the date of the delivery of the shares shall be extended for the period necessary to complete such action. As soon as practicable following such time as New Reit is eligible to use Form S-3 (or any successor form thereof) to register such shares of New Reit Common Stock, New Reit shall register the resale of such shares through a shelf registration statement under the Securities Act of 1933, as amended (the "Act") which shall be filed by December 31 1998, unless prohibited by applicable law, in which case, New Reit shall use its reasonable best efforts to file as soon as practicable thereafter but in any event shall register such shares no later than June 30, 1999 and shall keep such registration effective all times thereafter at which Executive owns any such shares. The Company agrees that if at any time after the IPO and prior to such registration, the Company authorizes the filing of a registration statement under the Act in connection with the proposed offer of any of its securities by the Company or any of its shareholders or to facilitate the conversion of Units in PRLP into New Reit Common Stock ("Subsequent Registration Statement"), New Reit shall use its reasonable best efforts to register the shares of New Reit Common Stock purchased by Executive with the proceeds of the Stock Acquisition Loan via the Subsequent Registration Statement. Certificates for shares of New Reit Common Stock, when released to Executive, shall have restrictive legends applicable to the Stock Pledge Agreement and any statements of other applicable restrictions with respect thereto removed.


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

        4.     Termination of Employment.

               (a) Either New Reit or Executive may terminate this Agreement after June 1, 1998 and before September 1, 1998 if the IPO has not occurred,

provided, however, that if New Reit is currently marketing a preliminary prospectus or "red herring" with respect to a public offering by June 1, 1998, the June 1, 1998 termination date shall be extended to July 1, 1998 for purposes of this Paragraph. Regardless of the party electing termination of this Agreement, New Reit shall pay Executive a single-sum payment on date of termination equal to the product of $7,500 multiplied by each month which has elapsed from August 1, 1997 through the date of termination, pro-rated for any portion of a month. Except as otherwise required by law, in the event of a termination of Executive's employment under this Paragraph, neither New Reit nor Executive shall have any further obligations under this Agreement or otherwise.

               (b) In the event New Reit terminates Executive's employment for any reason other than Cause, prior to June 1, 1998 and the IPO occurs prior to June 1, 1998, in lieu of any payment under Paragraph 4(a) above, New Reit shall pay Executive a single sum payment of $350,000 on June 1, 1998. In the event Executive's employment terminates prior to June 1, 1998 for any reason other than Cause, and the IPO does not occur prior to June 1, 1998, New Reit shall pay Executive the amount to which Executive would be entitled had termination occurred pursuant to Paragraph 4(a) above. Except as otherwise required by law, in the event of a termination of Executive's employment under this paragraph, neither New Reit nor Executive shall have any further obligation under this Agreement or otherwise.


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               (c) Either New Reit or Executive may terminate this Agreement effective December 31, 2000 or at any time thereafter. Regardless of the party electing termination, the balance of the Options issued hereunder shall immediately vest and may be exercised within the Option Exercise Period described in Section 4(e) below. In the event this Agreement is terminated at any time after December 31, 2000 and prior to December 31, 2002, an additional principal amount of the Stock Acquisition Loan shall be forgiven, which amount will be equal to the outstanding principal balance of the Stock Acquisition Loan multiplied by a fraction, the numerator of which shall be the number of days Executive is employed by New Reit after December 31, 2000 and the denominator of which shall be 730. The balance of the Stock Acquisition Loan shall be accelerated and all amounts outstanding thereunder (both principal and interest) shall become due and owing on Executive's date of termination. In the event Executive does not pay the full balance due under the Stock Acquisition Loan on date of termination of this Agreement, and the Collateral Value equals or exceeds the unpaid balance due, that portion of the collateral necessary to repay the Stock Acquisition Loan shall be sold by New Reit and the proceeds of such sales shall be used to satisfy the balance due thereon. Any remaining shares of New Reit Common Stock ("the Excess Collateral") shall be released to Executive as soon as practicable after Executive's date of termination and such sales. New Reit shall pay Executive any unpaid salary accrued through and including the date of termination (the "Accrued Amount"). In addition, Executive shall be entitled (i) to exercise any warrants and options, including the Options granted hereunder, which have vested and are exercisable in accordance with the terms of this Agreement, any applicable stock option plan or agreement, or warrant



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agreement, and (ii) to retain any shares awarded to Executive which are fully vested on the date of termination. Except for any rights Executive may have under this Paragraph 4(c) or as otherwise required by law, New Reit shall have no further obligations hereunder following such termination.

               (d) In the event after June 1, 1998 but before December 31, 2000
(i) New Reit terminates Executive's employment for Cause (as hereinafter defined) or (ii) Executive terminates his employment without Good Reason (as hereinafter defined), New Reit shall pay Executive the Accrued Amount immediately upon termination of employment. In addition, in such event, Executive shall be entitled (i) to exercise any warrants and options, including the Options granted hereunder, which have vested and are exercisable in accordance with the terms of this Agreement and within the Option Exercise Period described in Section 4(e) below, any applicable stock option plan or agreement, or warrant agreement, and (ii) to retain any shares awarded to Executive which are fully vested on the date of termination. Except as provided in Paragraph 4(f) below, the Stock Acquisition Loan shall be accelerated and all amounts outstanding thereunder (both principal and interest) shall become due and owing on Executive's date of termination. In the event Executive does not pay the full balance due under the Stock Acquisition Loan on date of termination of this Agreement, and the Collateral Value equals or exceeds the unpaid balance due, that portion of the collateral necessary to pay the Stock Acquisition Loan shall be sold by New Reit and the proceeds of such sales shall be used to satisfy the balance due thereon. Any Excess Collateral shall be released to Executive as soon as practicable following the Executive's date of termination and such sales. Except for any rights which Executive


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may have under this Paragraph 4(d) or as otherwise required by law, New Reit shall have no further obligations hereunder following such termination.

               (e) In the event of termination of Executive's employment after June 1, 1998 but before December 31, 2000 as a result of either (i) Executive's death or Disability (as hereinafter defined), (ii) termination by New Reit for any reason other than Cause or (iii) termination by Executive of his employment for Good Reason, New Reit shall pay to Executive (A) the Accrued Amount (B) any unpaid salary, at the rate then in effect without reduction, from the date of termination through December 31, 2000 (as if no such termination occurred) and
(C) a pro-rata portion, based upon the number of days of employment in the period beginning with January 1 of the calendar year in which such termination occurred divided by the full calendar year multiplied by the cash bonus payments paid to Executive for the immediately preceding calendar year (the "Pro-Rata Bonus"). The aforesaid amounts shall be payable in full immediately upon such termination. In addition, Executive shall have a fully-vested non-forfeitable right to the Options , and any options or restricted stock awards previously granted to him as of the date the applicable event listed in the first sentence of this Paragraph 4(e) occurs. Furthermore, and except as provided in Paragraph 4(f) below, $500,000 of the principal of the Stock Acquisition Loan shall be forgiven on the date of termination and all other amounts outstanding under the Stock Acquisition Loan shall become due and owing on the date of termination. In the event Executive does not pay the full balance due under the Stock Acquisition Loan on date of termination of this Agreement, and the Collateral Value equals or exceeds the unpaid balance due, that portion of the collateral necessary to repay the Stock Acquisition Loan shall be sold by New Reit and the


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proceeds of such sales shall be used to satisfy the balance due thereon. Any
Excess Collateral shall be released to Executive as soon as practicable following the Executive's date of termination and such sales. Executive shall be entitled, at the option of Executive, his estate or his personal representative, within ninety (90) days (one (1) year in the case of termination as a result of Executive's death or Disability) of the date of such termination, (i) to exercise any options including the Options granted herein, to purchase shares of New Reit Common Stock that have vested (including, without limitation, by acceleration in accordance with the terms of this Agreement) ("Option Exercise Period") and are exercisable in accordance with the terms of either this Agreement, any stock option plan or agreement, and (ii) to retain any shares of New Reit Common Stock awarded to Executive which are vested on the date of termination. Except for any rights which Executive may have under this Paragraph 4(e) or as otherwise required by law, New Reit shall have no further obligations hereunder following such termination.

               (f) In the event a Change in Control occurs during the Employment Period, and the Executive is actively employed on the day immediately preceding the date of a Change in Control, notwithstanding any other provision of this Agreement the entire outstanding balance of the Stock Acquisition Loan shall be forgiven, Executive shall have a fully vested non-forfeitable right to the Options and any options or restricted stock awards previously granted to him as of the date of the Change in Control and the Excise Tax Gross-Up, if applicable, pursuant to the provisions of Paragraph 4(j) below. In addition, the provisions of Paragraph 7 of this Agreement shall no longer apply to Executive after the date of the Change in Control. In the event a


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Change in Control occurs after June 1, 1998 but before December 31, 2000 and the
Executive's employment is terminated by New Reit or any successor thereto for any reason on or after the date a Change in Control occurs, Executive shall also be entitled to receive payment of (i) the Accrued Amount, (ii) any unpaid salary, at the rate then in effect without reduction, through December 31, 2000, if applicable (as if no such termination occurred) and (iii) the Pro-Rata Bonus.

The aforesaid amounts shall be payable in full immediately upon such termination.

               (g) For purposes of this Agreement:

                      (i) "Cause" shall mean (A) the willful and continued failure by Executive to substantially perform his duties hereunder (other than any such failure resulting from Executive's incapacity due to physical or mental illness) for a period of thirty
                             (30) days after written demand for substantial performance is delivered by New Reit specifically identifying the manner in which New Reit believes Executive has not substantially performed his duties, or (B) willful misconduct by Executive which is materially injurious to New Reit, monetarily or otherwise, or (C) the willful violation by Executive of the provisions of Paragraph 5 or 7 hereof. For purposes of this Paragraph 4(e)(i), no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in furtherance of the interests of New Reit.

                      (ii) "Disability" shall mean the determination by New Reit, upon the advice of an independent qualified physician, reasonably acceptable to Executive, that Executive has become physically or mentally incapable of performing his duties under this Agreement and such disability has disabled Executive for a cumulative period of one hundred eighty (180) days within a twelve (12) month period.

                      (iii) "Fair Market Value" shall mean the closing price on the New York Stock Exchange of the New Reit Common Stock (or such other exchange on which the New Reit Common Stock is traded) on the trading day immediately preceding the date


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                             for which there is to be a determination of value
                             under this Agreement;

                      (iv) "Good Reason" shall mean (A) any assignment to Executive of any duties materially different from those contemplated by Paragraph 2 hereof, or any limitation on the powers of Executive in any respect not contemplated by Paragraph 2 hereof or other material breach of this Agreement by New Reit, (B) a reduction in Executive's Annual Base Salary as in effect at the time in question, or any other material failure by New Reit to comply with Paragraph 3 hereof, provided, however, that in the event Executive is not awarded a bonus as a result of the Board not approving a bonus pool for a particular year or Executive is not awarded any other discretionary payment or award described in Paragraph 3 it shall not be deemed a failure, or
                             (C) failure of New Reit to obtain the assumption of the obligation to perform this Agreement by any successor as contemplated in Paragraph 9(a) hereof.

                      (v) "Change in Control" shall mean, exclusive of the IPO that any of the following events has occurred:
                             (a) any "person" or "group" of persons, as such terms are used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than any employee benefit plan sponsored by New Reit, becomes the "beneficial owner", as such term is used in Section 13 of the Exchange Act, of thirty (30%) percent or more of either (i) the New Reit Common Stock or (ii) the units of limited partnership interests in PRLP ("Units") issued and outstanding immediately prior to such acquisition; (b) any New Reit Common Stock is purchased pursuant to a tender or exchange offer other than an offer by New Reit; or (c) the dissolution or liquidation of New Reit or the consummation of any merger or consolidation of New Reit or any sale or other disposition of all or substantially all of its assets, if the shareholders of New Reit immediately before such transaction own, immediately after consummation of such transaction, equity securities (other than options and other rights to acquire equity securities) possessing less than thirty (30%) percent of the voting power of the surviving or acquiring company.

               (h) In connection with any sale of New Reit Common Stock necessary to satisfy the Stock Acquisition Loan, in the event the sale price which New Reit can


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

obtain on any day is less than ninety-five (95%) percent of the average closing price of the Common Stock for the ten (10) business days immediately preceding Executive's termination of employment, New Reit shall not cause New Reit Common

Stock which serves as collateral for the Stock Acquisition Loan with an aggregate market value in excess of $50,000 to be sold on any one (1) day.

               (i) Any termination of Executive's employment by New Reit or any such termination by Executive (other than on account of death) shall be communicated by written Notice of Termination to the other party hereto. Prior to the IPO, for purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. After the IPO, (i) New Reit must give Executive thirty (30) days advance notice in writing of his termination and
(ii) Executive must give New Reit ninety (90) days advance notice in writing of his termination. Upon receipt of notice from Executive under (ii) above, New Reit, in its sole discretion, may establish an earlier date of termination which shall not be less than thirty (30) days after the date of Executive's notice. New Reit must pay Executive for the applicable thirty (30) day period, but, in its sole discretion, may require that Executive no longer actively work, provided however, that for purposes of this Agreement the date of termination under (i) or (ii) above shall be the thirtieth (30th) day immediately following the date of notice.

        (j) Excise Tax Gross Up. In addition, if it is determined by an independent accountant mutually acceptable to New Reit and Executive (a "Determination") that as a result of any payment in the nature of compensation made by New Reit to (or for the benefit of) Executive pursuant to this Agreement or otherwise, an excise tax may be imposed on Executive pursuant to Section 4999 of the Code (or any successor provisions) or in the event such determination is not made and the Internal Revenue Service ("IRS") subsequently issues a notice imposing such excise tax on Executive ("Subsequent IRS Assessment"), New Reit shall pay Executive in cash an amount equal to X determined under the following formula:
(the "Excise Tax Gross Up"):

                                      E x P
                      X = ----------------------------------
                           1-[(FI x (1-SLI)) + SLI + E + M]

                                       where

               E      =      the rate at which the excise tax is assessed under
                             Section 4999 of the Code (or any successor provisions);

               P      =      the amount with respect to which such excise tax is
                             assessed, determined without regard to the Excise
                             Tax Gross Up;


               FI     =      the highest effective marginal rate of income tax
                             applicable to Executive under the Code for the taxable year in question (taking into account any phase-out or loss of deductions, personal exemptions or other similar adjustments);

               SLI    =      the sum of the highest effective marginal rates of
                             income tax applicable to Executive under all applicable state and local laws for the taxable year in question (taking into account any phase-out or loss of deductions, personal exemptions and other similar adjustments); and

               M      =      the highest marginal rate of Medicare tax
                             applicable to Executive under the Code for the taxable year in question.

In the event a Determination is made, with respect to any payment in the nature of compensation that is made to (or for the benefit of) Executive under the terms of this Agreement or otherwise and on which an excise tax under Section 4999 of the Code (or any successor provisions) may be assessed, the payment determined under this Paragraph 4(j) shall be paid to Executive at the time of the Change in Control but prior to the consummation of the transaction with any successor. In the event of a Subsequent IRS Assessment, the payment determined under this Paragraph 4(j) shall be paid to Executive as such time as Executive provides New Reit with a copy of the Subsequent IRS Assessment. It is the intention of the parties that New Reit provide Executive with a full tax gross-up under the provisions of this Paragraph, so that on a net after-tax basis, the result to Executive shall be the same as if the excise tax under Section 4999 of the Code (or any successor provisions) had not been imposed. The Excise Tax Gross Up shall be adjusted to achieve a full gross up if alternative minimum tax rules are applicable to Executive.

        5.     Confidential Information and Non-Solicitation.

               (a) Executive understands and acknowledges that during his employment with New Reit, he will be exposed to Confidential Information (as defined below), all of which is proprietary and which will rightfully belong to New Reit. Executive shall hold in a fiduciary capacity for the benefit of New Reit such Confidential Information obtained by Executive during his employment with New Reit and shall not, directly or indirectly, at any time, either during or after his employment with New Reit, without New Reit's prior written consent, use any of such Confidential Information or disclose any of such Confidential Information to any individual or entity other than New Reit or its employees, except as required in the performance of his duties for New Reit or as otherwise required by law. Executive shall take all reasonable steps to safeguard such Confidential Information and to protect such Confidential Information against disclosure, misuse, loss or theft.

               (b) The term "Confidential Information" shall mean any information not generally known in the relevant trade or industry or otherwise not generally available to the public, which was obtained by Executive from New Reit, the Partnership Properties, National or PRLP, or which was learned, discovered, developed, conceived, originated or prepared by Executive during or as a result of the performance of any services by Executive on behalf of New Reit. For purposes of this Paragraph 5, New Reit shall be deemed to include any entity which is controlled, directly or indirectly, by New Reit and any entity of which a majority of the economic interest is owned, directly or indirectly, by New Reit.

               (c) The Executives agrees that for a period of two (2) years following his termination of employment with New Reit, the Executive will not directly or indirectly, solicit, recruit, hire or cause to be hired for employment, any individual or individuals who are employed by New Reit or its subsidiaries/affiliates on or after his date of termination.

        6.     Return of Documents.

               Except for such items which are of a personal nature to Executive (e.g., daily business planner), all writings, records, and other documents and things containing any Confidential Information shall be the exclusive property of New Reit, shall not be copied, summarized, extracted from, or removed from the premises of New Reit, except in pursuit of the business of New Reit or at the direction of New Reit, and shall be delivered to New Reit, without retaining any copies, upon the termination of Executive's employment or at any time thereafter as requested by New Reit.

        7.     Noncompete.

               Executive agrees that:

               (a) During the Employment Period and in the event (i) New Reit terminates Executive's employment for Cause, or (ii) Executive terminates his employment hereunder without Good Reason, for a one (1) year period thereafter, Executive shall not, directly or indirectly, within the States of New York, New Jersey, Connecticut, Massachusetts or Florida engage in, or own, invest in, manage, control, derive any compensation, or provide consulting services either directly or indirectly with respect to any venture or enterprise engaged in any development, acquisition or management activities with respect to retail shopping center properties, without regard to whether or not such activities compete with New Reit. Nothing herein shall prohibit Executive from being a passive owner of not more than one (1%) percent of the outstanding stock of any class of securities of a corporation or other entity engaged in such business which is publicly traded, so long as he has no active participation in the business of such corporation or other entity.

               (b) If, at the time of enforcement of this Paragraph 7, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable, the parties agree that without further action on their parts reasonable maximum duration, scope, area or other restrictions shall be substituted by such court for the stated duration, scope, area or other restrictions.

               (c) For purposes of this Paragraph 7, New Reit shall be deemed to include any entity which is controlled, directly or indirectly, by New Reit and any entity of which a majority of the economic interest is owned, directly or indirectly, by New Reit.

        8.     Remedies.

               The parties hereto agree that New Reit would suffer irreparable harm from a breach by Executive of any of the covenants or agreements contained in Paragraph 5, 6 or 7 of this Agreement. Therefore, in the event of the actual or threatened breach by Executive of any of the provisions of Paragraph 5, 6 or 7 of this Agreement, New Reit may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provisions thereof.

        9.     Successors and Assigns.

               (a) Prior to December 31, 2000, New Reit shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of New Reit, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that New Reit would be required to perform it if no such succession had taken place. Failure of New Reit to obtain such agreement prior to the effectiveness of a succession shall be a breach of this Agreement and shall entitle Executive to compensation from New Reit in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. In the event of such a breach of this Agreement, the Notice of Termination shall specify such date as the date of termination. As used in this Paragraph, "New Reit" shall mean New Reit as hereinbefore defined and any successor to all or substantially all of its business and/or its assets as aforesaid which executes and delivers the agreement provided for in this Paragraph 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. Any cash payments owed to Executive pursuant to this Paragraph 9 shall be paid to Executive in a single sum, without discount for early payment, immediately prior to the consummation of the transaction with such successor.

               (b) This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

        10. Timing of and No Duplication of Payments.

               All payments payable to Executive pursuant to this Agreement shall be paid as soon as practicable after such amounts have become fully vested and determinable. In the event any amount becomes vested or payable under more than one provision of this Agreement, Executive shall not be entitled to receive a duplicate payment of any such amount.

        11.    Modification or Waiver.

               No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought. No course of dealing between or among the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of New Reit or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by New Reit or Executive of any such right or remedy shall preclude other or further exercise thereof. A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

        12.    Notices.

               All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or delivered by a recognized delivery service or mailed, postage prepaid, by express, certified or registered mail, return receipt requested, and addressed to New Reit or Executive, as applicable, at the address set forth above (or to such other address as shall have been previously provided in accordance with this Paragraph 12).

        13.    Executive Representation.

               By executing this Agreement, Executive hereby warrants and represents that he is not bound by any other agreement or subject to any other restriction which would either prevent him from entering into this Agreement or from performing his duties as contemplated hereunder.

        14.    Tax Liability.

               Each party to this Agreement shall be responsible for their own tax liability with respect to any payments made, forgiveness of debt or otherwise pursuant to the terms of this Agreement.

        15.    Governing Law and Resolution of Disputes.

               This agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws thereunder. Any claim for damages arising out of or related to this Agreement except for any claims arising out of or related to Paragraphs 5, 6 and 7 hereof shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American

Arbitration Association, provided, however, that the arbitration shall take place in New York and the arbitrators shall apply New York law. Each party to the Agreement may select one arbitrator. The selected arbitrators shall in turn appoint a third arbitrator, and the three so chosen shall comprise the arbitration panel. All arbitrators shall be independent third parties. The decision of the arbitration panel shall be final and binding on the parties, and judgment upon the award rendered by the arbitration panel may be entered by any court having jurisdiction thereof. This Paragraph shall not be construed to prevent New Reit from seeking injunctive relief as provided in Paragraph 8 hereof with respect to any and all disputes arising out of or related to Paragraphs 5, 6 and 7 which shall be adjudicated by a court of competent jurisdiction.

        16.    Severability.

               Whenever possible, each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then, subject to the provisions of Paragraph 7(b) above, such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement.

        17.    Counterparts.

               This Agreement may be executed in separate counterparts, each of which is deemed to be an original and both of which taken together shall constitute one and the same agreement.

        18.    Headings.

               The headings of the Paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the construction or interpretation of this Agreement.

        19.    Entire Agreement.

               This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

        20.    Survival of Agreements.

               The covenants made in Paragraphs 4, 5, 6 and 7 each shall survive the termination of this Agreement.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                        PHILIPS INTERNATIONAL REALTY CORP.


                                    By: /s/ Philip Pilevsky
                                        --------------------------------
                                        Name:  Philip Pilevsky
                                        Title:  Chairman of the Board
                                                 and Chief Executive Officer


                                        EXECUTIVE


                                        /s/ Louis J. Petra
                                        --------------------------------
                                        Louis J. Petra